Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY QUARTERLY

AND ANNUAL EARNINGS

EL DORADO, Arkansas, January 30, 2008 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the fourth quarter of 2007, which included several unusual items that in combination reduced net income by $40.1 million ($0.21 per diluted share), was $206.1 million ($1.07 per diluted share). Net income in the fourth quarter 2006 was $88.4 million ($0.47 per diluted share). The unusual items in the 2007 period included a $59.5 million non-cash charge, net of taxes, to reduce the carrying value of certain refining and marketing inventories built during 2007 (associated with the December 1 acquisition of the remaining 70% of the Milford Haven, Wales refinery) to first of year prices under the Company’s last-in first-out (LIFO) accounting method, a $14.5 million after-tax charge to settle work commitments on two properties offshore Eastern Canada, and a $33.9 million income tax benefit in Canada related to an enacted Federal tax rate reduction. The fourth quarter of 2006 included an after-tax charge of $25.1 million for an educational assistance contribution commitment, which was mostly offset by income tax benefits, primarily associated with settlement of prior year matters, of approximately $12.0 million, and after-tax income of $10.2 million associated with a favorable Canadian court ruling.

For the year of 2007, net income totaled $766.5 million, $4.01 per diluted share, compared to $644.7 million, $3.41 per diluted share, for 2006.

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The 2006 fourth quarter and full year results have been adjusted to reflect the adoption, as of January 1, 2007, of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. Net income in the fourth quarter and year of 2006 increased by $0.8 million and $6.4 million, respectively, for this change in accounting principle.

Fourth Quarter 2007 vs. Fourth Quarter 2006

The net income improvement in the fourth quarter of 2007 compared to the same period of 2006 was caused by much higher earnings for the Company’s exploration and production operations mostly attributable to both higher oil and natural gas sales prices and production levels. The exploration and production improvement was partially offset by unfavorable refining and marketing results and higher net costs of corporate activities.

Reviewing quarterly results by type of business, the Company’s income contribution from exploration and production operations was $268.2 million in the fourth quarter of 2007 compared to $91.1 million in the same quarter of 2006. Better earnings in 2007 were primarily caused by higher oil and natural gas sales prices and higher hydrocarbon sales volumes compared to 2006. In addition, in 2007 the Company had lower exploration expenses and a $33.9 million income tax benefit due to a reduction in the Canadian Federal tax rate.

The Company’s crude oil and gas liquids production averaged 113,341 barrels per day in the fourth quarter of 2007 compared to 83,105 barrels per day in the 2006 quarter. The 36% production improvement in the just completed quarter was primarily attributable to Kikeh oil production, offshore Sabah Malaysia, which started up in the third quarter 2007. Partially

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offsetting Kikeh was lower allocated oil production in the 2007 period at West Patricia, offshore Sarawak, Malaysia, plus lower volumes in the Gulf of Mexico, the United Kingdom, Hibernia and Terra Nova. Crude oil sales volumes averaged 103,498 barrels per day in the fourth quarter of 2007 compared to 84,066 barrels per day in the 2006 quarter. Natural gas sales volumes were 71 million cubic feet per day in the 2007 fourth quarter compared to 56 million cubic feet per day in the 2006 quarter. Higher natural gas sales volumes in the fourth quarter 2007 were primarily due to improved Gulf of Mexico production, including the addition of the Mondo NW field which came onstream in July 2007.

Worldwide crude oil, condensate and natural gas liquids sales prices averaged $76.11 per barrel for the 2007 fourth quarter compared to $46.24 per barrel in the 2006 quarter. North American natural gas sales prices averaged $7.27 per thousand cubic feet (MCF) in the 2007 fourth quarter compared to $6.71 per MCF in the 2006 quarter. Exploration expenses were $82.1 million in the 2007 fourth quarter compared to $89.8 million in the 2006 quarter. The lower exploratory costs in the 2007 quarter were mostly caused by lower dry holes in the U.S., but this was partially offset by settlement of work commitments for the Cortland and Empire leases on the Scotian Shelf, offshore Canada, and higher geophysical costs offshore Malaysia. Dry holes during the fourth quarter 2007 included Robusto in the Gulf of Mexico and Tomani in Block H Malaysia. Production and depreciation expenses were up in 2007 compared to 2006 mostly due to Kikeh production and higher average costs in most producing areas.

Including the aforementioned after-tax LIFO charge of $59.5 million, the Company’s refining and marketing operations generated a loss of $27.4 million in the fourth quarter of 2007 compared to a profit of $29.3 million in the 2006 quarter. Excluding the LIFO charge, earnings in the 2007 period were slightly above 2006 levels.

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Corporate activities resulted in after-tax costs of $34.7 million in the 2007 fourth quarter compared to costs of $32.0 million in the 2006 quarter. The 2007 period had higher foreign exchange losses and higher net interest expense, with the latter variance related to both higher average outstanding debt and lower levels of interest capitalized to development projects. In addition, the 2007 period included lower costs for an educational assistance program known as the El Dorado Promise. Foreign exchange losses after taxes were $6.5 million in the 2007 period compared to $2.3 million in the same period of 2006.

Year 2007 vs. Year 2006

Income from the Company’s exploration and production and the refining and marketing businesses was higher for the full-year 2007 compared to the same period in 2006, but these improvements were partially offset by higher after-tax costs of corporate activities in 2007.

The Company’s exploration and production operations earned $657.1 million in 2007 and $616.8 million in 2006. The improved earnings in this business in 2007 were attributable to higher oil and natural gas sales prices, lower exploration expenses and a $33.9 million income tax benefit caused by a Canadian Federal rate reduction, partially offset by lower oil and natural gas sales volumes and higher expenses associated with production and depreciation. Exploration expenses of $203.1 million in 2007 were down from $219.2 million in 2006, with the reduction mostly due to lower charges in the current year for dry hole and geophysical expenses in Malaysia, but partially offset by higher costs in Canada for dry holes, seismic, lease amortization and work commitments.

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Crude oil and gas liquids production averaged 91,522 barrels per day in 2007 compared to 87,817 barrels per day in 2006. The Kikeh field, offshore Sabah Malaysia, commenced production in August 2007, more than one month ahead of schedule and the field averaged 11,658 net barrels per day for the full year. Net production at Kikeh was about 40,000 barrels per day in December. Lower U.S. oil production in 2007 was primarily due to volume declines at the Medusa and Front Runner fields in the Gulf of Mexico. Oil production offshore Canada was higher in 2007 due to approximately six months of downtime for repairs at the Terra Nova field in 2006. Although oil production volumes increased in 2007, oil sales volumes were 2,640 barrels per day lower in the current year due to timing of oil sales transactions. Natural gas sales were 61 million cubic feet per day in 2007 compared to 75 million cubic feet per day in 2006. The gas sales volume decline in 2007 was primarily caused by lower natural gas production for fields onshore south Louisiana and in the Gulf of Mexico. Oil sales prices averaged $62.05 per barrel in 2007 compared to $51.62 per barrel in 2006. North American natural gas was sold for $7.19 per MCF in 2007, down from $7.57 per MCF in 2006.

The Company’s refining and marketing operations generated record annual income of $205.7 million in 2007, up from $110.6 million in 2006. The improved results in 2007 were caused mostly by lower hurricane-related costs in 2007 at the Meraux, Louisiana refinery, plus the beneficial effects of an operational Meraux refinery throughout 2007 (the refinery was shut down for the first five months of 2006 as a result of damage caused by Hurricane Katrina in August 2005). Partially offsetting these impacts was a $59.5 million after-tax non-cash LIFO charge in the U.K. in the fourth quarter 2007, and a $24.0 million after-tax charge related to closing 55 retail gasoline stations in the U.S. and Canada.

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Corporate after-tax costs were $96.3 million in 2007 compared to $82.7 million in 2006. Costs were higher in 2007 than 2006 mostly due to higher net interest expense and higher foreign exchange losses, partially offset by lower costs in the current year associated with an educational assistance program. The 2007 period included an after-tax foreign exchange charge of $13.8 million, while the effect on 2006 from foreign exchange was a charge of $7.9 million, as both periods were adversely affected by a weaker U.S. dollar compared to other foreign currencies.

Claiborne P. Deming, President and Chief Executive Officer, commented, “Murphy has recently completed several important transactions. First, we acquired the remaining 70% interest in the Milford Haven, Wales refinery on December 1, which provided a significant boost to the size and strength of our refining operations. This acquisition allows us to now fully control this meaningful U.K. operating asset. Additionally, we acquired over 41,700 acres in British Columbia in an area known as Tupper. This acreage adds mass to our existing natural gas-bearing holdings in the area, and we are actively developing the first phase of Tupper, with first production scheduled in the last quarter of this year. In the OCS lease sale in October, we obtained 26 blocks in the De Soto Canyon and Lloyd Ridge areas, which will become a focal point in future Gulf of Mexico exploration plans. Also in November, we announced the

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acquisition of acreage in the Browse Basin offshore Northwestern Australia, which builds nicely on our presence in Southeast Asia. During the quarter we drilled a natural gas discovery at Biris in Block H Malaysia. This discovery adds to the resource base in that area and moves us closer to a critical commercial development. We have also completed the sale of all our Berkana Energy shares with a gain of about $45 million to be recorded in the first quarter 2008.

“Crude oil prices have eased a bit in January and we have experienced very tight refining margins into the new year. We anticipate total worldwide production in the first quarter 2008 of 125,000 barrels of oil equivalent per day, and sales volumes during the quarter should average 142,000 barrels of oil equivalent per day. We currently expect earnings in the first quarter to be in the range of $1.80 to $2.00 per diluted share, including the gain on sale of Berkana. Total exploration expenses are expected to range between $70 million and $80 million during the quarter. Results could vary based on commodity prices, drilling results and timing of crude oil and natural gas sales.”

The public is invited to access the Company’s conference call to discuss fourth quarter 2007 results on Thursday, January 31 at 12:00 p.m. CT either via the Internet through the Investor Relations section of Murphy Oil’s website at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-800-240-5318. The telephone reservation number for the call is 11106097. Replays of the call will be available through the same address on Murphy Oil’s website, and a recording of the call will be available through February 5 by calling 1-800-405-2236. Audio downloads of the conference will be available on Murphy’s website through February 29, 2008.

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Summary financial data and operating statistics for the fourth quarter and year of 2007 with comparisons to 2006 are contained in the attached tables.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2007		Three Months Ended December 31, 2006*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$129.8	38.9	93.8	(5.4)
Canada	276.9	106.6	215.0	84.4
United Kingdom	25.6	9.7	40.1	16.0
Malaysia	309.4	119.0	47.3	(10.3)
Ecuador	27.3	4.2	32.5	11.5
Other	1.6	(10.2)	0.4	(5.1)

	770.6	268.2	429.1	91.1

Refining and marketing
North America	4,365.8	24.8	2,717.4	22.2
United Kingdom	511.3	(52.2)	238.0	7.1

	4,877.1	(27.4)	2,955.4	29.3

	5,647.7	240.8	3,384.5	120.4
Intersegment transfers elimination	(39.4)	—	(27.6)	—

	5,608.3	240.8	3,356.9	120.4
Corporate	1.3	(34.7)	6.9	(32.0)

Total revenues/net income	$5,609.6	206.1	3,363.8	88.4

	Twelve Months Ended December 31, 2007		Twelve Months Ended December 31, 2006*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$429.8	98.2	626.9	212.4
Canada	1,003.3	370.2	792.4	330.6
United Kingdom	146.7	47.6	180.6	60.7
Malaysia	435.7	148.2	219.6	(5.9)
Ecuador	126.1	28.5	122.7	38.4
Other	4.5	(35.6)	3.7	(19.4)

	2,146.1	657.1	1,945.9	616.8

Refining and marketing
North America	15,050.9	230.4	11,441.8	77.5
United Kingdom	1,357.9	(24.7)	1,019.7	33.1

	16,408.8	205.7	12,461.5	110.6

	18,554.9	862.8	14,407.4	727.4
Intersegment transfers elimination	(130.4)	—	(118.3)	—

	18,424.5	862.8	14,289.1	727.4
Corporate	14.3	(96.3)	18.3	(82.7)

Total revenues/net income	$18,438.8	766.5	14,307.4	644.7

*	Results for 2006 have been adjusted to reflect the adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities. Net income for the three-month and twelve-month periods ended December 31, 2006 increased by $0.8 million and $6.4 million, respectively.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Millions of dollars)	United States	Canada	United King- dom	Malaysia	Ecuador	Other	Synthetic Oil – Canada	Total
Three Months Ended December 31, 2007
Oil and gas sales and other revenues	$129.8	168.4	25.6	309.4	27.3	1.6	108.5	770.6
Production expenses	20.8	28.3	1.3	46.6	9.0	—	48.3	154.3
Depreciation, depletion and amortization	23.5	40.9	3.1	36.9	10.5	.2	7.4	122.5
Accretion of asset retirement obligations	1.1	1.3	.5	1.5	—	.1	.2	4.7
Exploration expenses
Dry holes	9.5	—	—	20.0	—	—	—	29.5
Geological and geophysical	8.6	1.8	.5	1.1	—	2.4	—	14.4
Other	.8	22.1	—	—	—	2.9	—	25.8

	18.9	23.9	.5	21.1	—	5.3	—	69.7
Undeveloped lease amortization	4.1	7.9	—	—	—	.4	—	12.4

Total exploration expenses	23.0	31.8	.5	21.1	—	5.7	—	82.1

Selling and general expenses	6.1	5.2	.9	.6	.1	5.8	.2	18.9
Minority interest	—	(.1)	—	—	—	—	—	(.1)

Results of operations before taxes	55.3	61.0	19.3	202.7	7.7	(10.2)	52.4	388.2
Income tax provisions	16.4	3.9	9.6	83.7	3.5	—	2.9	120.0

Results of operations (excluding corporate overhead and interest)	$38.9	57.1	9.7	119.0	4.2	(10.2)	49.5	268.2

Three Months Ended December 31, 2006
Oil and gas sales and other revenues	$93.8	147.2	40.1	47.3	32.5	.4	67.8	429.1
Production expenses	20.2	21.1	5.1	8.6	7.1	—	32.0	94.1
Depreciation, depletion and amortization	14.8	25.7	5.5	11.7	7.4	.1	5.7	70.9
Accretion of asset retirement obligations	.8	1.1	.4	.6	—	.2	.1	3.2
Exploration expenses
Dry holes	47.0	.2	—	21.9	—	—	—	69.1
Geological and geophysical	.2	(.3)	—	11.7	—	.1	—	11.7
Other	2.1	.1	.1	.1	—	.8	—	3.2

	49.3	—	.1	33.7	—	.9	—	84.0
Undeveloped lease amortization	4.5	.9	—	—	—	.4	—	5.8

Total exploration expenses	53.8	.9	.1	33.7	—	1.3	—	89.8

Net costs associated with hurricanes	.2	—	—	—	—	—	—	.2
Selling and general expenses	14.2	3.9	1.0	2.4	.1	3.8	.2	25.6

Results of operations before taxes	(10.2)	94.5	28.0	(9.7)	17.9	(5.0)	29.8	145.3
Income tax provisions (benefits)	(4.8)	29.1	12.0	.6	6.4	.1	10.8	54.2

Results of operations (excluding corporate overhead and interest)	$(5.4)	65.4	16.0	(10.3)	11.5	(5.1)	19.0	91.1

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Millions of dollars)	United States	Canada	United King- dom	Malaysia	Ecuador	Other	Synthetic Oil – Canada	Total
Twelve Months Ended December 31, 2007
Oil and gas sales and other revenues	$429.8	651.9	146.7	435.7	126.1	4.5	351.4	2,146.1
Production expenses	80.4	104.4	23.5	73.7	36.6	—	144.4	463.0
Depreciation, depletion and amortization	74.5	157.3	20.7	57.9	39.2	.7	26.5	376.8
Accretion of asset retirement obligations	4.0	4.8	2.0	4.0	—	.6	.7	16.1
Exploration expenses
Dry holes	41.5	7.8	—	17.9	.3	(.4)	—	67.1
Geological and geophysical	29.5	10.3	.5	15.2	—	12.2	—	67.7
Other	5.1	22.4	.3	—	—	7.3	—	35.1

	76.1	40.5	.8	33.1	.3	19.1	—	169.9
Undeveloped lease amortization	17.5	14.2	—	—	—	1.5	—	33.2

Total exploration expenses	93.6	54.7	.8	33.1	.3	20.6	—	203.1

Impairment of long-lived assets	2.6	—	—	—	—	—	—	2.6
Selling and general expenses	31.4	17.7	3.7	9.0	.8	17.5	.8	80.9
Minority interest	—	(.5)	—	—	—	—	—	(.5)

Results of operations before taxes	143.3	313.5	96.0	258.0	49.2	(34.9)	179.0	1,004.1
Income tax provisions	45.1	79.7	48.4	109.8	20.7	.7	42.6	347.0

Results of operations (excluding corporate overhead and interest)	$98.2	233.8	47.6	148.2	28.5	(35.6)	136.4	657.1

Twelve Months Ended December 31, 2006
Oil and gas sales and other revenues	$626.9	522.4	180.6	219.6	122.7	3.7	270.0	1,945.9
Production expenses	79.3	102.6	18.4	32.7	29.7	—	120.5	383.2
Depreciation, depletion and amortization	85.2	97.1	22.1	47.2	27.3	.5	17.6	297.0
Accretion of asset retirement obligations	3.0	4.1	1.8	.8	—	.6	.5	10.8
Exploration expenses
Dry holes	56.4	.2	—	52.5	1.5	.4	—	111.0
Geological and geophysical	24.0	.6	—	46.5	—	2.0	—	73.1
Other	6.6	.6	.2	.3	—	4.9	—	12.6

	87.0	1.4	.2	99.3	1.5	7.3	—	196.7
Undeveloped lease amortization	17.3	3.7	—	—	—	1.5	—	22.5

Total exploration expenses	104.3	5.1	.2	99.3	1.5	8.8	—	219.2

Net costs associated with hurricanes	1.9	—	—	—	—	—	—	1.9
Selling and general expenses	30.0	11.4	3.7	9.8	.9	12.3	.8	68.9

Results of operations before taxes	323.2	302.1	134.4	29.8	63.3	(18.5)	130.6	964.9
Income tax provisions	110.8	72.4	73.7	35.7	24.9	.9	29.7	348.1

Results of operations (excluding corporate overhead and interest)	$212.4	229.7	60.7	(5.9)	38.4	(19.4)	100.9	616.8

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, except twelve months in 2006)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006*	2007	2006*
Revenues	$5,609,608	3,363,784	18,438,851	14,307,387

Costs and expenses
Crude oil and product purchases	4,594,522	2,633,968	14,882,618	11,214,235
Operating expenses	385,313	302,553	1,311,785	1,093,213
Exploration expenses	82,028	89,832	203,063	219,238
Selling and general expenses	55,991	89,383	229,300	228,543
Depreciation, depletion and amortization	152,821	97,318	489,837	384,063
Accretion of asset retirement obligations	4,783	3,231	16,244	10,921
Impairment of long-lived assets	—	—	40,708	—
Net costs associated with hurricanes	3,000	3,311	3,000	109,244
Interest expense	23,046	13,287	75,493	52,549
Interest capitalized	(6,217)	(13,161)	(49,881)	(43,073)
Minority interest	(124)	56	(548)	56

	5,295,163	3,219,778	17,201,619	13,268,989

Income before income taxes	314,445	144,006	1,237,232	1,038,398
Income tax expense	108,327	55,636	470,703	393,729

Net income	$206,118	88,370	766,529	644,669

Net income per Common share
Basic	$1.09	0.47	4.08	3.46
Diluted	1.07	0.47	4.01	3.41

Cash dividends per Common share	$0.1875	0.15	0.675	0.525

Average Common shares outstanding (thousands)
Basic	188,970	186,541	188,028	186,105
Diluted	192,094	189,426	191,141	189,158

*	Results for 2006 have been adjusted to reflect the adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities. Net income for the three-month and twelve-month periods ended December 31, 2006 increased by $813 and $6,390, respectively.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited except twelve months in 2006)

(Thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006*	2007	2006*
Operating Activities
Net income	$206,118	88,370	766,529	644,669
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	152,821	97,318	489,837	384,063
Impairment of long-lived assets	—	—	40,708	—
Amortization of deferred major repair costs	6,213	4,255	22,107	17,720
Expenditures for asset retirements	(8,397)	(191)	(13,039)	(3,328)
Dry holes	29,482	69,159	67,052	111,044
Amortization of undeveloped leases	12,404	5,749	33,215	22,466
Accretion of asset retirement obligations	4,783	3,231	16,244	10,921
Deferred and noncurrent income tax charges	70,908	15,865	102,507	33,091
Pretax (gains) losses from dispositions of assets	398	(10,329)	(634)	(9,388)
Net decrease (increase) in noncash operating working capital excluding acquisition of Milford Haven refinery	350,806	50,361	151,167	(255,970)
Other	(140)	27,274	64,727	20,190

Net cash provided by operating activities	825,396	351,062	1,740,420	975,478

Investing Activities
Property additions and dry holes	(669,749)	(307,526)	(1,949,219)	(1,191,670)
Acquisition of Milford Haven refinery, including inventory	(348,292)	—	(348,292)	—
Proceeds from maturity of investment securities	59,821	—	—	—
Proceeds from sale of assets	2,885	4,047	21,636	23,843
Expenditures for major repairs	(5,345)	(2,771)	(14,649)	(12,776)
Other - net	13,080	(2,422)	4,011	(10,839)

Net cash required by investing activities	(947,600)	(308,672)	(2,286,513)	(1,191,442)

Financing Activities
Increase in notes payable	17,046	53,655	685,369	237,644
Decrease in nonrecourse debt of a subsidiary	(17)	—	(4,903)	(4,667)
Proceeds from exercise of stock options and employee stock purchase plan	7,787	9,510	41,624	24,864
Excess tax benefits related to exercise of stock options	9,736	4,699	30,805	11,756
Cash dividends paid	(35,552)	(28,106)	(127,353)	(98,162)
Other	—	—	(760)	—

Net cash provided by (used in) financing activities	(1,000)	39,758	624,782	171,435

Effect of exchange rate changes on cash and cash equivalents	7,246	(8,111)	51,628	2,586

Net increase (decrease) in cash and cash equivalents	(115,958)	74,037	130,317	(41,943)
Cash and cash equivalents at beginning of period	789,665	469,353	543,390	585,333

Cash equivalents at December 31	$673,707	543,390	673,707	543,390

*	Amounts for 2006 have been adjusted to reflect the adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2006)

(Millions of dollars)

			Dec. 31, 2007	Dec. 31, 2006
Total current assets			$2,909.7	$2,107.1
Total current liabilities			2,137.9	1,311.1
Total assets			10,565.0	7,483.2	[1]
Long-term debt
Notes payable			1,513.8	833.1
Nonrecourse debt			3.1	7.2
Stockholders’ equity			5,066.2	4,121.3	[1]

[1]Balances have been adjusted to reflect the adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Capital expenditures
Exploration and production
United States	$82.5	45.9	319.1	199.0
Canada	295.2	41.7	577.7	182.9
Malaysia	109.3	156.5	662.2	605.2
Other	62.3	19.3	221.7	95.7

	549.3	263.4	1,780.7	1,082.8

Refining and marketing
North America	124.2	37.5	321.7	163.6
United Kingdom	242.0	4.9	250.7	9.8

	366.2	42.4	572.4	173.4

Corporate	1.2	1.8	4.2	6.3

Total capital expenditures	916.7	307.6	2,357.3	1,262.5

Charged to exploration expenses [2]
United States	18.9	49.3	76.1	87.0
Canada	23.9	–	40.5	1.4
Malaysia	21.1	33.7	33.1	99.3
Other	5.8	1.0	20.2	9.0

Total charged to exploration expenses	69.7	84.0	169.9	196.7

Total capitalized	$847.0	223.6	2,187.4	1,065.8

[2]Excludes amortization of undeveloped leases of	$12.4	5.8	33.2	22.5

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net crude oil, condensate and gas liquids produced – barrels per day	113,341	83,105	91,522	87,817
United States	12,752	14,253	12,989	21,112
Canada – light	623	487	596	443
– heavy	12,494	11,781	11,524	12,613
– offshore	15,930	17,410	18,871	14,896
– synthetic	13,194	13,202	12,948	11,701
United Kingdom	5,794	7,248	5,281	7,146
Malaysia	43,792	10,128	20,367	11,298
Ecuador	8,762	8,596	8,946	8,608

Net crude oil, condensate and gas liquids sold – barrels per day	103,498	84,066	87,602	90,242
United States	12,752	14,253	12,989	21,112
Canada – light	623	487	596	443
– heavy	12,494	11,781	11,524	12,613
– offshore	14,946	16,440	18,839	15,360
– synthetic	13,194	13,202	12,948	11,701
United Kingdom	2,446	6,544	5,218	6,678
Malaysia	37,716	11,506	16,018	11,986
Ecuador (1)	9,327	9,853	9,470	10,349

Net natural gas sold – thousands of cubic feet per day	70,868	56,449	61,082	75,262
United States	53,614	38,091	45,139	56,810
Canada	10,969	10,726	9,922	9,752
United Kingdom	6,285	7,632	6,021	8,700

Total net hydrocarbons produced – equivalent barrels per day (2)	125,152	92,513	101,702	100,361
Total net hydrocarbons sold – equivalent barrels per day (2)	115,309	93,474	97,782	102,786

(1)	The twelve months ended December 31, 2006 includes settlement with nonoperator partners of 2,337 barrels per day for Block 16 crude oil withheld from the Company in 2004.
(2)	Natural gas converted on an energy equivalent basis of 6:1.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Weighted average sales prices
Crude oil, condensate and NGL – dollars per barrel (1)
United States	$83.75	50.41	65.57	57.30
Canada (2) – light	66.30	48.46	50.98	50.45
– heavy (3)	33.95	24.72	32.84	25.87
– offshore	86.52	57.70	69.83	62.55
– synthetic	89.39	55.88	74.35	63.23
United Kingdom	89.09	57.97	68.38	64.30
Malaysia (4)	89.11	44.49	74.58	51.78
Ecuador (5)	31.38	28.02	36.47	33.79
Natural gas – dollars per thousand cubic feet
United States (1)	$7.39	6.87	7.38	7.76
Canada (2)	6.69	6.16	6.34	6.49
United Kingdom (2)	9.50	7.16	7.54	7.34

Refinery inputs – barrels per day	205,905	174,087	185,988	125,382
North America	148,662	140,419	146,232	91,626
United Kingdom	57,243	33,668	39,756	33,756

Petroleum products sold – barrels per day	496,124	412,828	457,770	385,271
North America	442,200	378,260	416,668	350,601
Gasoline	309,367	274,518	298,833	266,353
Kerosine	2,976	2,904	1,685	2,269
Diesel and home heating oils	108,493	77,745	91,344	62,196
Residuals	14,084	15,407	15,422	11,696
Asphalt, LPG and other	7,280	7,686	9,384	8,087
United Kingdom	53,924	34,568	41,102	34,670
Gasoline	18,979	12,673	14,356	12,425
Kerosine	5,566	3,576	4,020	3,619
Diesel and home heating oils	19,975	13,466	14,785	11,803
Residuals	4,259	2,797	3,728	3,825
LPG and other	5,145	2,056	4,213	2,998

(1)	Includes intracompany transfers at market prices.
(2)	U.S. dollar equivalent.
(3)	Includes the effect of the Company's hedging program in 2006.
(4)	Prices are net of payments under the terms of the production sharing contracts for Blocks SK 309 and K.
(5)	All prices are net of legislated revenue sharing with the Ecuadorian government, and the twelve-month 2006 price was adversely affected by the settlement with nonoperator partners of crude oil production owed to the Company since 2004. In October 2007, the government of Ecuador raised its portion of revenue sharing above a base price from 50% to 99%.